Contact:
Kearstin Patterson
Manager Corporate Communications
615-236-4419 (office)
615-517-6112 (mobile)
kpatterson@biomimetics.com

BioMimetic Therapeutics Reports
Second Quarter 2006 Results

- Orthopedic Clinical Trial Progress Highlights Quarter -

Franklin, Tenn. – August 9, 2006 - BioMimetic Therapeutics, Inc. (NASDAQ: BMTI) today reported its financial results for the three months and six months ended June 30, 2006. For the three months ended June 30, 2006, the Company reported a net loss attributable to common stockholders of $3.9 million or $0.42 per share compared to a net loss of $1.4 million, or $0.89 per share for the same period in 2005. In May 2006, the Company completed its initial public offering (IPO), raising $36.8 million in gross proceeds through the sale of 4.6 million shares. The Company ended the second quarter with $58.5 million in cash and cash equivalents.

‘‘The first half of 2006 was marked by a series of operational and clinical highlights for BioMimetic which we believe further strengthens our position as an emerging leader in the development and commercialization of products focused on the regeneration of musculoskeletal tissues,’’ commented Dr. Samuel E. Lynch, president and CEO of BioMimetic Therapeutics. ‘‘We believe we have both the financial resources in place and a rapidly advancing product pipeline focused on one of the fastest growing segments in the orthopedics market.’’

BioMimetic Recent Highlights

–	Completed IPO in May 2006, selling 4.6 million shares of common stock with gross proceeds of $36.8 million and net proceeds of $31.6 million.

–	Completed enrollment in U.S. and Canadian pilot clinical studies with lead orthopedic product candidate GEM OS1 Bone Graft for the treatment of foot and ankle fusions. As a result of the preliminary data obtained, the Company received authorization from the Canadian government to expand the study from the original 20 patients up to 60 patients with the potential for filing for product registration in Canada in 2007.

–	Completed enrollment in Swedish pilot clinical study with GEM OS1 for the treatment of distal radius (wrist) fractures. A preliminary overview of the GEM OS1 pilot studies is scheduled for release later this year, with more detailed results planned for release early in 2007.

–	Received market approval from Health Canada for GEM 21S Growth-factor Enhanced Matrix for the treatment of periodontally-related bone defects and gingival recession.

Financial Results

For the three months ended June 30, 2006, the Company reported a net loss attributable to common stockholders of $3.9 million, or a net loss per share of $0.42. This loss reflects the ongoing investment the Company is making to advance its pipeline of product candidates for the healing of musculoskeletal injuries, including periodontal, orthopedic, spine and sports injury applications. This compares to a net loss of $1.4 million, or a net loss per share of $0.89, for the same period in 2005. For the six months ended June 30, 2006, the Company's net loss was $7.7 million, or $1.41 per share, compared to a net loss of $1.5 million, or $0.96 per share for the same period in 2005.

For the three months ended June 30, 2006, the Company reported revenue of $1.1 million, which includes $0.7 million of product revenue from sales of GEM 21S to Osteohealth Company, a division of Luitpold Pharmaceuticals, Inc. which is a group company of Daiichi–Sankyo, Inc, and $0.2 million of sublicense fee income. This compares to revenue of $1.3 million for the three months ended June 30, 2005, all of which was paid by the Company's marketing partner to compensate the Company for the cost of research and development related to FDA approval of the Company's periodontal product. Since the Company did not receive FDA approval to market its product until November 2005, there was no product revenue for the three months ended June 30, 2005.

For the six months ended June 30, 2006, revenues were $1.5 million compared to $2.6 million for the six months ended June 30, 2005. The decrease in 2006 revenue can be attributed to the recognition in 2005 of $2.6 million of collaborative research and development revenue, all of which was paid by the Company's marketing partner to compensate the Company for the cost of research and development related to FDA approval of the Company's periodontal product. During the six months ended June 30, 2006, the Company recognized research and development revenue of $0.2 million.

Research and development expenses totaled $2.3 million for the three months ended June 30, 2006 compared to $1.9 million for the three months ended June 30, 2005. R&D expenses were primarily related to activities associated with pilot clinical trials for GEM OS1, as well as continuing expenses associated with pursuing GEM 21S marketing approval in the European Union. For the six months ended June 30, 2006, R&D expenses were $5.0 million compared to $2.8 million for the six months ended June 30, 2005.

General and administrative expenses were $1.9 million for the three months ended June 30, 2006 compared to $0.8 million for the three months ended June 30, 2005. For the six months ended June 30, 2006, G&A expenses totaled $2.8 million compared to $1.2 million for the six months ended June 30, 2005. The increase in 2006 G&A expenses was primarily attributable to an increase in salaries as the Company continued to steadily grow its workforce, as well as costs related to becoming a public company and stock based compensation expenses.

Financial Guidance for 2006 Year End

Based on current operating plans, expected timing and cost of clinical trials and other product development programs, the Company expects its total product revenue to be approximately $2.5 million, year end net loss to range from $16.0 to $20.0 million, and its year end cash balance to range from $46.0 to $50.0 million.

Conference Call and Webcast

As previously announced, BioMimetic will be hosting a conference call and webcast today, August 9, 2006, at 5:00 p.m. EDT. A live webcast of the conference call will be available on the Investor Relations section of BioMimetic's website at www.biomimetics.com. The webcast will be archived on the website for at least 30 days.

The conference call may be accessed today by dialing 800-259-0251 (passcode 68661669). International callers may access the call by dialing 617-614-3671. The same passcode applies.

About BioMimetic Therapeutics

BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. The Company's product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.

Forward-looking Statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward looking statements. BioMimetic's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic's product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the company's filings with the Securities and Exchange Commission, including the section entitled ‘‘Risk Factors’’ in its Prospectus dated May 12, 2006, filed with the Securities and Exchange Commission on May 12, 2006. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.

For further information, visit www.biomimetics.com or contact Kearstin Patterson, manager corporate communications, at 615-236-4419.

BioMimetic Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$58,469,504	$33,427,708
Certificate of deposit	1,000,000	1,000,000
Receivables – trade	366,271	380,911
Receivables – other	77,456	130,935
Inventory	4,178,968	3,647,594
Prepaid expenses	529,023	1,282,674
Total current assets	64,621,222	39,869,822
Receivables – related party	106,831	106,831
Property and equipment, net	3,742,930	3,691,331
Capitalized patent license fees, net	8,445,760	8,964,551
Deposits	10,000	10,000
Total assets	$76,926,743	$52,642,535
Liabilities, redeemable, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,571,231	$1,268,954
Accrued expenses:
Payroll, employee benefits and payroll taxes	745,540	648,835
Other accrued expenses	1,222,317	673,861
Current portion of capital lease obligations	7,230	—
Deferred liability	1,250,000	2,750,000
Deferred revenue	709,841	974,021
Total current liabilities	6,506,159	6,315,671
Accrued rent – related party	259,863	259,156
Long term portion of capital lease obligations	33,832	—
Deferred liability	2,500,000	2,500,000
Deferred revenue	13,854,531	14,206,534
Total liabilities	23,154,385	23,281,361
Commitments and contingencies
Series A Redeemable, Convertible Preferred Stock, $0.001 par value; 3,246,408 shares authorized; 0 and 3,246,408 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	—	8,546,030
Series B Redeemable, Convertible Preferred stock, $0.001 par value; 1,147,427 shares authorized; 0 and 1,147,427 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	—	5,478,455
Series C Redeemable, Convertible Preferred stock, $0.001 par value; 5,178,305 shares authorized; 0 and 5,178,305 shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively	—	36,721,125
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 37,500,000 shares authorized; 15,567,370 shares issued and outstanding as of June 30, 2006; 16,906,500 shares authorized, 1,073,020 shares issued and outstanding as of December 31, 2005.	15,567	1,609
Preferred stock, $0.001 par value; 15,000,000 shares authorized; no shares issued and outstanding as of June 30, 2006 and December 31, 2005, respectively.	—	—
Additional paid-in capital	84,027,676	2,183,689
Deferred stock compensation	—	(989,767)
Accumulated deficit	(30,270,885)	(22,579,967)
Total stockholders’ equity (deficit)	53,772,358	(21,384,436)
Total liabilities, redeemable, convertible preferred stock and stockholders’ equity (deficit)	$76,926,743	$52,642,535

BioMimetic Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
Revenues:
Collaborative research and development	$215,276	$1,297,503	$215,276	$2,580,748
Sublicense fee	176,974	—	352,003	—
Product sales	660,508	—	800,428	—
Royalty income	74,016	—	144,722	—
Grants and other	6,790	—	12,800	—
Total revenues	1,133,564	1,297,503	1,525,229	2,580,748
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	625,020	—	766,372	—
Research and development (a)	2,314,875	1,919,019	4,952,488	2,824,893
General and administrative (b)	1,840,046	793,826	2,773,986	1,238,162
Depreciation and capital lease amortization	191,850	29,009	374,361	59,009
Patent license fee amortization	534,650	98,746	1,046,689	195,700
	5,506,441	2,840,600	9,913,896	4,317,764
Loss from operations	(4,372,877)	(1,543,097)	(8,388,667)	(1,737,016)
Interest income, net	501,755	224,052	830,462	385,946
Loss on disposal of equipment	(687)	—	(687)	—
Loss before income taxes	(3,871,809)	(1,319,045)	(7,558,892)	(1,351,070)
Income taxes	—	—	—	—
Net loss	(3,871,809)	(1,319,045)	(7,558,892)	(1,351,070)
Preferred stock accretion	(29,319)	(92,162)	(132,026)	(160,178)
Net loss attributable to common stockholders	$(3,901,128)	$(1,411,207)	$(7,690,918)	$(1,511,248)
Basic and diluted net loss per share attributable to common stockholders	$(0.42)	$(0.89)	$(1.41)	$(0.96)
Weighted average shares used to compute basic and diluted net loss per share attributable to common stockholders	9,231,932	1,579,155	5,468,302	1,579,155
Related party disclosures:
(a) – Research and development includes professional fees to related parties of:	$—	$—	$75,000	$37,418
(b) – General and administrative includes rent expense to related parties of:	$178,248	$—	$279,516	$—